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                                                        Exhibit 3.03

                     MEMORANDUM OF UNDERSTANDING REGARDING
                        SHAREHOLDERS AGREEMENT OF COPENE

By this private instrument and in the best legal form, the contracting parties:

I - ODEBRECHT QUIMICA S.A., headquartered in the City of Sao Paulo, SP, at Avenida Nacoes Unidas, 4777, third floor, room 03, enrolled before CNPJ/MF under number 57.015.018/000-84, hereinafter referred to as ODEQUI, herein represented by Marcelo Bahia Odebrecht, Brazilian, married, engineer, bearer of the Identification Card under number RG-2.598.834-SSP/BA, CPF under number 487.956.235-15 and Adriano Chaves Juca Rolim, Brazilian, married, lawyer, bearer of the Identification Card under number RG-3.703.556-SSP/BA, CPF under number 508.511.015-34 and;

II - PETROQUIMICA DA BAHIA S.A., headquartered in the City of Salvador, Bahia, at Rua Miguel Calmon 57, second floor, part, enrolled before CNPJ/MF under number 13.943.667/0001-70, hereinafter referred to as PQBA herein represented by Francisco Teixeira de Sa, Brazilian, married, engineer, bearer of the Identification Card under number RG-728.830-SSP/BA, CPF number 221.072.908-49 and Pedro Mariani Lacerda, Brazilian, married, administrator, bearer of the Identification Card under number RG-06.705.280-3 IFP, CPF number 874.746.317-20;

Companies jointly or severely named CONTROLLING COMPANIES, by itself or any controlling, affiliate or under common control company, and;

III - PETROBRAS QUIMICA S.A. - PETROQUISA, a corporate headquartered at Avenida Republica do Chile, number 65, Centro, City of Rio de Janeiro, State of Rio de Janeiro, enrolled before CNPJ/MF under No. 33.000.167/0001-01, herein represented by Carlos Alberto de Meira Fontes, Brazilian, married, engineer, bearer of the Identification Card under number RG-2.370.421 IFP, CPF number 264.978.087-87 and Lucio Antonio Mello da Costa Braga, Brazilian, married, engineer, bearer of the Identification Card under number RG-1.591.798 IFP, CPF number 012375007-53, hereinafter simply referred to as PETROQUISA,

ODEQUI, PQBA and PETROQUISA hereinafter jointly referred to as Parties or under indeterminate form as Party;

WHEREAS:

1) The CONTROLLING COMPANIES intend to acquire the stockholding at Norquisa S.A. (hereinafter referred to as "NORQUISA"), which shall confer to the CONTROLLING COMPANIES, severely or under agreement with the other shareholders, the direct or indirect control of COPENE - Petroquimica do Nordeste S.A., hereinafter simply referred to as COPENE;
2) PETROQUISA holds today the stockholding corresponding to 15.4% of the voting capital and 21.4% of COPENE's total capital;
3) Once the acquisition of the direct or indirect control of COPENE by the CONTROLLING COMPANIES is completed, the Parties intend to consolidate its adjustments through the execution of a shareholders agreement between PETROQUISA and the direct controller of COPENE;
4) The parties, hereby, intend to set forth the basic terms and conditions to govern the future COPENE's Shareholders Agreement between PETROQUISA and the direct controller of COPENE.

The parties decide to formalize this Memorandum of Understandings, with the objective to set forth the basic terms and conditions governing the future COPENE's Shareholders Agreement.

FIRST CLAUSE - OBJECT

1.1. By Memorandum of Understandings, the Parties, hereby, agree that, in the event the CONTROLLING COMPANIES acquire COPENE's direct or indirect stockholding, the CONTROLLING COMPANIES shall execute or shall cause the companies holding the COPENE'S direct stockholding to execute the Shareholders Agreement with PETROQUISA, as relevant minority shareholder, which shall include the basic terms and conditions established under Clauses Second, Third and Fourth of this Memorandum of Understandings.

SECOND CLAUSE - THE ASSIGNMENT OF SHARES

2.1. The parties hereby agree that the assignment of shares (i) held by the Parties or (ii) by the company holding the direct stockholding of COPENE, or (iii) by its direct or indirect controlled companies holding the direct stockholding of COPENE, shall be regulated in the COPENE's future shareholders agreement, including the following basic terms and conditions:

2.1.1. Foresight of the Parties preemptive right in respect to third parties acquirer at the acquisition and assignment of the shares representing COPENE's capital, conferring to Petroquisa the option to enlarge its stockholding on COPENE for up to 35% (thirty five percent) of the Company's voting capital.

2.1.2. Foresight of the joint tag along rights of PETROQUISA's stockholding on COPENE's capital, in the event of sale and assignment of the direct or indirect control of COPENE to third parties, under the same conditions offered by the acquirer third party(ies) to the shareholders controlling COPENE.

THIRD CLAUSE - DECISIONS OF GENERAL MEETING

3.1. The Parties agree that COPENE's future shareholders agreement shall confer to PETROQUISA the veto right at the decisions taken upon COPENE's shareholders general meeting, whenever the following subject matters are discussed:

     a) modification to the rights conferred to the shares existing under the bylaws, negatively effecting the value of COPENE's shares owned by Petroquisa.

     b) alteration, increasing or decreasing of the company's objects scope, except those which may be required to allow COPENE to operate as an integrated petrochemical company;

     c)   increase of the number of members of COPENE's Administration Council.

     d) decrease of the number of members of COPENE's Administration Council, elected by PETROQUISA's nomination;

     e) increase of COPENE's capital, upon payment through assets or rights, unless said assets or rights are related to COPENE's object and the evaluation of said assets or rights is done, under the terms of the 8th Article of Law number 6.404/76, by a prime investment bank or independent audit company;

     f) merger, split up, incorporation of COPENE into another company or of another company into COPENE, which may imply the unjustified dilution of PETROQUISA's shareholding, with the integration of the second-generation companies into COPENE understood as justified; among which are included the second-generation companies controlled by the CONTROLLING COMPANIES, provided it is performed based on the procedures foreseen above;

     g)   COPENE's dissolution or liquidation.

First Paragraph - Notwithstanding the provisions under items (e) and (f) of this clause, it is understood that the Parties shall make, under the same criteria, the evaluation of the second-generation companies of which they are shareholders, direct or indirectly, with the purpose of integration to COPENE.

Second Paragraph - Whenever the process of integration of companies to COPENE imply in capital increase, the Parties shall be ensured the preemptive right to the acquisition or subscription of new shares, in such way that the opportunity for the maintenance of the percentile of the respective shareholding previous to the integration process is ensured, provided the CONTROLLING COMPANIES have ensured COPENE's control in the general meetings and the majority of members of the respective administration council.

FOURTH CLAUSE - DECISIONS OF THE ADMINISTRATION COUNCIL

4.1. Observed the provisions under the Third Clause the Parties agree that COPENE's future shareholder agreement shall confer to PETROQUISA the right to veto power of the decisions taken within COPENE's Administration Council meetings, whenever any of subject matter established below are discussed.

     a) acquisition, disposition or burden of goods of the permanent assets or the execution of contracts under whatever nature, in operations contemplating values above 30% (thirty percent) of COPENE's net equity, except, in any case, those operations inherent to the performance of COPENE's object, requiring PETROQUISA's approval;

     b) the execution of juridical business with companies directly or indirectly controlled, controlling, controlled by the controlling companies, directly or indirectly, of any of the Parties and, further, affiliated companies, not applicable however, to the integration of the second-generation companies controlled by the CONTROLLING COMPANIES;

     c) whatever motion or proposal causing COPENE not to comply with any of the financial indexes below:

         (i)   indebtedness index (Projected Net Debt/EBITDA) under 3.5;

         (ii)  projected  profits  coverage index  (EBITDA/Total  profits) above
               3.0;

        (iii) debt service coverage index, except the trade finance lines (EBITDA/{Profits + Amortization}) higher than 1.75;

         (iv) All indexes are obtained in consideration to the recent history and projections. The market and prices projections shall be performed by internationally known companies under said specialties, while the projections of floating interest rate shall be performed through Investment Banks.

     d) the stockholding in other companies, except those included within the scope of COPENE's object.

FIFTH CLAUSE - DURATION

5.1. This Memorandum of Understandings shall be effective from the date of acquisition of COPENE's stockholding by the CONTROLLING COMPANIES, severely or upon agreement with other shareholders, and remaining in force (i) for 20 (twenty) years or (ii) until the execution of COPENE's future shareholders agreement, by the CONTROLLING COMPANIES or its controlled companies, and PETROQUISA what happens first.

5.2. During the term of duration hereof and the future Shareholders Agreement, the Parties shall abstain to vote over whatever issues which may place them under conflict of interests situation before COPENE.

       Sole Paragraph: This Memorandum of Understandings shall be considered automatically revoked, with no burden to any of the Parties, in the event the CONTROLLING COMPANY does not acquire COPENE's (direct or indirect) control until 12/31/2001.

SIXTH CLAUSE - GENERAL PROVISIONS

6.1. No common association, partnership or any other kind of organization or corporate entity between PETROQUISA and the CONTROLLING COMPANY is established under this Memorandum of Understandings.

6.2. This Memorandum of Understandings represents the complete understanding between the Parties, in respect to the object hereunder and substitutes in full, any and all rights and/or obligations arising from other instruments and/or verbal agreements, relative to the purchase and sale of shares issued by COPENE or to the exercise of the right to vote in the General Meeting and COPENE's Administration Council Meeting.

SEVENTH CLAUSE - ARBITRATION

7.1. All questions arising or relative hereto, which are not solved under specific execution, under the terms of the 118th Article, 3rd paragraph of law no. 6.404/76 c/c articles 461, 632 and 639 and following of the Civil Proceedings Code, shall be submitted and solved under definite form upon arbitration. The arbitration shall be done in the city of Rio de Janeiro, State of Rio de Janeiro and shall be conducted, in the Portuguese language, by an arbitration court comprising 03 (three) arbitrators, indicated according to the arbitration norms of UNCITRAL.

7.2. The arbitration judgement shall be announced within the term of 6 (six) months, from the date of the institution of the arbitration or from the replacement of any arbitrator and shall observe the provisions under articles 26 and 32 of the Law number 9.307, of September 23, 1996. For the purposes of execution of the arbitration judgement, if it is the case, the courts of the city of Rio de Janeiro are hereby elected, with the abdication of any other one, the most privileged it may be.

7.3. The Brazilian laws shall be applicable by the arbitration court, for the solution of the litigation.

7.4. Each one of the Parties bears the right to access to court: (i) to oblige the other Party to adopt the arbitration; (ii) in order to obtain the legal measures focusing the protection of its rights previously to the institution of the arbitration, with said measures not able to be considered as a waiver to the arbitration solution; and (iii) so as to execute whatever solution of the arbitrators, including the arbitration judgement.

7.5. The provisions under the item 7.1 above do not apply to the questions relative to interpretation, application or execution of the issues provided hereunder, relative to rights and obligations susceptible to specific execution, under the terms of the articles 118 of the Law 6.404/76 c/c 461, 632, 639 and following of the civil Proceedings Code, with the courts of the county of the Capital of the State of Rio de Janeiro hereby elected, with the abdication of any other one, the most privileged it may be.

And, being thus fair and agreed, the contracting Parties sign this Memorandum of Understandings in 3 (three) counterparts of same tenor and form, before the undersigned witnesses.

Rio de Janeiro, July 3, 2001.

(s.)     illegible                      (s.) illegible
         Odebrecht Quimica S.A.              Petroquimica da Bahia S.A.

(s.)     illegible
         Petrobras Quimica S.A.
         Petroquisa

Witnesses:

(s.)     illegible
         Aloisio F. Nobrega
         CPF number 270.434.187-07
         CREA number 20745-D

(s.)     illegible
         Ronaldo Batista Assuncao
         CPF number 240.452.686-34
         Id. Card number M-583.730 SSP/MG